Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

September 28, 2009

Mr. Stafford Kelley
Infrastructure Materials Corp
Oakville, Ontario, Canada
and Reno, Nevada, USA
Via Email: staffordkelley@infrastructurematerialscorp.com

Dear Mr. Kelley:

Proposal for Market Analysis/Forecast for Portland Cement Grade and Aggregate Limestone in Central Canada

Thank you for contacting Railroad Industries Incorporated (RII) for your consulting needs. RII is pleased to submit this proposal to Infrastructure Materials Corp (IMC) to perform a market analysis for Portland Cement and Limestone aggregate in Manitoba, Canada.

Background

IMC is developing two limestone deposits near Dauphin, Manitoba in Canada. In order to encourage investment and support the feasibility of developing a cement facility near these deposits, IMC is interested in learning more about the markets for the materials these facilities will produce. IMC has contacted Railroad Industries Incorporated (RII) to perform a market analysis and 1-5-10 year forecasts for the 3 commodities that could be produced from these deposits: Portland Cement, Cement Clinker and Limestone aggregate. RII has performed many such studies for various products and commodities, especially bulk materials conducive to rail transportation. This facility will be located directly on the rail line of Canadian National Railroad, which will be important for reaching some of the more distant markets. RII's familiarity with these commodities, their markets and how transportation can affect the costs for reaching markets will allow RII to provide a comprehensive study for IMC. IMC will be able to use this study in its marketing media to promote investment.

Approach and Scope of Work

IMC has provided RII with some general information on the location of the deposits and the market areas it expects to be open to a facility near Dauphin, Manitoba at this time. These include:

a) Manitoba
b) Northern Ontario
c) Saskatchewan
d) Alberta
e) North Dakota
f) Minnesota
g) Montana

put in Sep 09 10Q.

RII will determine which of these markets are open to a new facility and which may not be based on competition, transportation or demand. RII proposes the following tasks in order to develop the most comprehensive and specific demand forecast for these commodities in these areas.

1. Historical Overview
RII will provide a brief historical overview of the cement and limestone aggregate industries in this area, including recent economic factors and trends that affect both production and consumption specific to these regions.

2. Demand/Consumption
RII will identify a sampling of users within each of the market areas identified by IMC, develop a survey, contact and compile the results of these interviews. Users would include Provincial Governments regional divisions for planned infrastructure projects, Prime contractors for construction projects, etc. RII would identify and contact 20-30 end users to develop information on statistical analysis for demand, trends, supplier and buyer habits, and forecasting factors to be used in Task 7.

3. Production/Competition
RII will identify the major producers and distribution facilities competing for the markets areas identified by IMC, develop a questionnaire and survey these manufacturers. Items to be addressed in the questionnaire include but are not limited to facility capacities, expansion or facility closing plans, reserves, markets served, specific commodity lines, pricing strategies, production/operational issues, etc. RII would contact a sampling of 20-30 producers for the market areas identified by IMC to survey and compile statistical results. In addition, RII will contact any aggregate industry contacts for deeper qualitative perspectives on the industry and competition for these markets in Canada. A detailed profile on each company or facility will be developed, including information from their financial and production information from their annual reports, and other public financial reports.

4. Traffic Flows
RII will use the interviews and public traffic data to develop the current traffic flows for these commodities, helping to identify market saturation and competitive transportation to these markets. These may also help to develop additional markets, transportation trends and completion data. RII will also interview Canadian National Railway to develop information on the movement of these commodities and markets.

5. Transportation Costing
Since the transportation costs are the key factor in which markets are open competitively to a new facility, RII will perform the rail and truck costing for the prospective planned facility to test the economics for competitive pricing. This costing will result in the transportation costs and likely carrier rates IMC will be charged for movement of the materials to market.

Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

6. Contingent Factors
   RII will provide an account of contingent factors that could affect the markets, demand and competition for these commodities, based both on the results of this study as well as RII's understanding of the cement industry and its markets through transportation experience. These factors would include, but would not be limited to: the current economy in both the U.S. and Canada and affects on private construction and competitor capacity, new cement technologies both hindering and helping the cement industry, import and export factors, etc.

7. Forecasting
   RII will develop the market forecast for the identified areas and end uses for limestone aggregate, cement clinker and Portland cement based on the results of this study tasks 1-6. This will include 1-5-10 year iterations for years 2010, 2015 and 2020.

8. Final Report
   RII will develop a final report detailing the results of each task. This report will include conclusions and recommendations based on the study analysis, including market areas already saturated, new market opportunities, and areas of concern and opportunity.

Fees and Expenses

RII estimates the following hours and fees for each task in this proposal:

Task	Description	Estimated Hours	Estimated Fees
1.	Overview	2-4 hours	$ 350-$ 700
2.	Demand/Consumption	20-30 hours	$3500-$5250
3.	Production	20-30 hours	$3500-$5250
4.	Traffic Flows	12-15 hours	$2100-$2625
5.	Transportation costing	12-15 hours	$2100-$2625
6.	Contingent Factors	5-8 hours	$ 875-$1400
7.	Forecasting	25-35 hours	$4375-$6125
8.	Final Report	10-15 hours	$1750-$2625
	Total Estimate:	106-152 hours	$18,550-$26,600

A deposit in the amount of $5,000 would be required to begin work, to be applied to the first invoice. Upon project completion, RII will submit an itemized invoice to IMC for services performed minus deposits, to be paid by IMC on Net 30 terms**.

***Invoices more than 60 days past due accrue interest charges of 2% of the past due balance. RII reserves the right to collect any invoiced amounts, interest, or costs associated with collection of past due accounts according to the laws of the State of Nevada.*

Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane Suite #210, Reno, NV 89502 Phone 775-329-4855 Fax 775-329-4844 www.railroadindustries.com

Schedule
RII can complete this project within 30 business days of notice to proceed and receipt of deposit.

If you find the terms of this proposal acceptable, please sign below and fax this form to (775) 329-4844. Please mail the original and deposit to:

Railroad Industries Incorporated
1575 Delucchi Lane #210
Reno, NV 89502

If you have any questions, please feel free to contact us. We look forward to working with IMC again on this new project.

Sincerely,

Gary V. Hunter
Chairman and CEO
Railroad Industries Incorporated

[signature]
Signature
Sept 30/09
Date
President
Title
Infrastructure Materials Corp
Firm/Company Name
1135 Terminal Way, Suite 207B
Reno NV 89502 USA
Billing Address